Exhibit 99.1

Investor Relations Contact: Raphael Gross 203-682-8253 investorrelations@dfrg.com Media Relations Contact: Alecia Pulman 203-682-8200 DFRGPR@icrinc.com

Del Frisco’s Restaurant Group, Inc. Announces Sale of Sullivan’s Steakhouse to Romano’s Macaroni Grill
Gross Proceeds of Approximately $32 Million, Net Proceeds to Reduce Outstanding Indebtedness

IRVING, TX - (GLOBE NEWSWIRE) - September 18, 2018 - Del Frisco’s Restaurant Group, Inc. (“Del Frisco’s” or the “Company”) (NASDAQ: DFRG) today announced that it has signed a definitive agreement to sell Sullivan’s Steakhouse to Romano’s Macaroni Grill for gross proceeds of approximately $32 million. The net proceeds, which have not yet been finalized, will be used to reduce the Company’s outstanding indebtedness. The transaction is expected to close on or before September 30, 2018.

The divestiture of Sullivan’s Steakhouse represents the culmination of a strategic alternatives process for the brand that was first announced in March 2018. Sullivan’s Steakhouse currently comprises 14 locations across 12 states.

Scott Smith, who had served as President of Sullivan's Steakhouse since January 2017, will remain with Del Frisco’s and assume similar responsibilities for Del Frisco’s Double Eagle Steakhouse. Ray Risley, who previously served in that same position, has resigned to pursue other interests.

Norman Abdallah, CEO of Del Frisco's Restaurant Group, Inc., said, “The sale of Sullivan’s Steakhouse enhances our financial condition while enabling us to sharpen our focus on opportunities with the highest potential for strong returns. These include executing our Emerging Brands integration and expanding our core concepts of Del Frisco’s Double Eagle Steakhouse, Barcelona Wine Bar and bartaco. We wish our colleagues at Sullivan’s Steakhouse all the best under their new ownership.”

Abdallah added, “We are pleased that Scott will remain with Del Frisco’s as our new Double Eagle President. Scott has not only served as the president or CEO of several upscale fine dining concepts but also has significant international experience that will add value as we consider licensing opportunities for our flagship brand outside of the U.S. We also wish Ray all the best as he embarks on the next chapter of his career.”

Nishant Machado, President and Chief Executive Officer, Romano’s Macaroni Grill and Senior Managing Director, Mackinac Partners, said, “The acquisition of Sullivan’s Steakhouse is precisely aligned with our strategic plan and vision. We are focused on brands that provide guests with true hospitality and a unique experience, which the Sullivan’s Steakhouse concept and team embodies. The brand complements our existing restaurant portfolio of 85 company-owned Macaroni Grill restaurants in 22 states, plus 23 franchise locations in the U.S. and seven other countries. Under our stewardship, we look forward to taking Sullivan’s Steakhouse to new heights.”

The Company intends to file revised financial statements with the Securities and Exchange Commission for the stand-alone Del Frisco’s Restaurant Group, Inc. within the next four days. Consequently, previously issued financial statements will be revised to reclassify the Sullivan’s Steakhouse operating results, including impairment loss, as discontinued operations.

Piper Jaffray acted as exclusive financial advisor to Del Frisco’s and its Board of Directors and Kirkland & Ellis LLP acted as legal advisor. Gibson, Dunn & Crutcher LLP acted as legal advisor to Mac Acquisition, LLC.

About Del Frisco’s Restaurant Group, Inc.
Based in Irving, Texas, near Dallas, Del Frisco's Restaurant Group, Inc. is a collection of 84 restaurants across 24 states and Washington, D.C., including Del Frisco's Double Eagle Steakhouse, Barcelona Wine Bar, bartaco, and Del Frisco's Grille.

Del Frisco's Double Eagle Steakhouse serves flawless cuisine that's bold and delicious, and offers an extensive award-winning wine list and a level of service that reminds guests that they're the boss. Barcelona serves tapas both simple and elegant, using the best seasonal picks from local markets and unusual specialties from Spain and the Mediterranean, and offers an extensive selection of wines from Spain and South America featuring over 40 wines by the glass. bartaco combines fresh, upscale street food and award-winning cocktails made with artisanal spirits and freshly-squeezed juices with a coastal vibe in a relaxed environment. Del Frisco's Grille is modern, inviting, stylish and fun, taking the classic bar and grill to new heights, and drawing inspiration from bold flavors and market-fresh ingredients.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.DelFriscos.com, www.BarcelonaWineBar.com, www.bartaco.com, and www.DelFriscosGrille.com. For more information about Del Frisco's Restaurant Group, Inc., please visit www.DFRG.com.

About Romano’s Macaroni Grill®
Romano’s Macaroni Grill is an Italian restaurant brand founded in 1988. Inspired by Italian country cuisine, Macaroni Grill believes in an open kitchen that allows guests to see its ingredients and preparation techniques that blend Italian traditions with progressive culinary inspiration in a polished casual atmosphere. Named the No. 1 Italian Restaurant Chain in America by a Nation's Restaurant News consumer survey, Macaroni Grill has 85 company-owned locations in 22 states, plus 23 franchise locations in the U.S. and 7 other countries.

Forward-Looking Statements
Certain statements in this communication are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this communication are forward-looking statements. The forward-looking statements in this communication are based upon a number of estimates and assumptions and are based on information available to us as of the date any such statements are made.

The forward-looking statements in this communication are inherently subject to significant business, economic, regulatory and competitive risks and uncertainties, many of which are beyond the Company’s control and are based upon assumptions with respect to future business strategies and decisions which are subject to change. Actual results could differ materially from those described in the statements.

These risks and uncertainties, which may cause actual results to differ materially from our forward-looking statements, include, but are not limited to the following: (i) our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees, (ii) our ability to achieve expected levels of comparable restaurant sales increases, (iii) the performance of new restaurants and their impact on existing restaurant sales, (iv) increases in the cost of food ingredients and other key supplies, (v) the risk of food-borne illnesses and other health concerns about our food, (vi) the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities, (vii) risks relating to our expansion into new markets, (viii) the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages, (ix) our ability to effectuate our planned divestiture of Sullivan’s Steakhouse on our intended timeline, uncertainty regarding the terms of any such divestiture and our ability to generate a return on such divestiture consistent with our strategy and (x) the risks set forth in our reports filed with the Securities and Exchange Commission.